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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

           ACTIVE IQ ANNOUNCES DEFINITIVE AGREEMENT TO SELL ACCOUNTING
                     SUBSIDIARIES TO MANAGEMENT BUYOUT GROUP

      Sale Provides Opportunity To Focus Company Efforts On Online Document
               Management Services Via Its SmartCabinet Offering

MINNEAPOLIS, MN, FEBRUARY 18, 2003 - Active IQ Technologies, Inc. (Nasdaq:
AIQT), a leading provider of online document management services, today announced that it has entered into a definitive agreement to sell substantially all of the assets of its Red Wing Accounting Software Publisher division to a group led by management of the division. The Red Wing division is comprised of the business operations of Red Wing Business Systems, Inc., which includes FMS/Harvest and Champion Business Systems, Inc., which are wholly-owned subsidiaries of Active IQ. In consideration for these assets, the purchaser will assume the liabilities of the division plus discharge Active IQ's remaining indebtedness of $1.45 million incurred when it acquired the division. The sale is subject to the approval of Active IQ's shareholders and other customary closing conditions and is expected to close in approximately 45 days. Additional terms of the deal were not disclosed.

This sale will allow both Active IQ and the Red Wing division to focus on delivering services and products to their respective customers. Active IQ's SmartCabinet provides an online document management service to leading commercial real estate owners and operators nationwide. The Red Wing division provides robust business and agricultural accounting systems to small and medium-sized businesses, farms and ranches through more than 400 channel partners. The Red Wing division has over 20,000 customers across North America.

ABOUT ACTIVE IQ
Active IQ Technologies (Nasdaq: AIQT) is a leading provider of online document management services that are easy to implement and deliver a rapid return on investment. The company's initial vertical industry solution is for the commercial real estate market and has been adopted by major firms including HCPI, Shorenstein and Trizec. Active IQ's SmartCabinet is delivered as a completely managed, outsourced service that places paper and electronic documents online for easy access and sharing. Active IQ is headquartered in Minneapolis, Minnesota. For more information, visit www.activeiq.com or call 952-345-6600.

ABOUT RED WING BUSINESS SYSTEMS
Red Wing Business Systems was created through the acquisitions of Red Wing Business Systems, Champion Business Systems and FMS/Harvest in 2001. The acquired organizations have a combined 40-year history of improving financial operation for growing businesses. Its accounting software is designed for companies that have outgrown "starter" accounting software and need an easy-to-use, feature-rich alternative to complex, high-dollar software. Red Wing Business Systems is headquartered in Red Wing, Minnesota. For more information, visit www.redwingsoftware.com or call 651-388-1106.

FORWARD LOOKING STATEMENTS.
Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in Active IQ's filings with the Securities and Exchange Commission.